Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ethan Allen Interiors Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Ethan Allen Interiors Inc. and Subsidiaries (the Company) of our reports dated September 11, 2006, with respect to the consolidated balance sheets of Ethan Allen Interiors Inc. and Subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of Ethan Allen Interiors Inc.

Our reports refer to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on July 1, 2005.

/s/ KPMG LLP

Stamford, Connecticut
November 15, 2006